EXHIBIT 4.1

                            ARTRA GROUP INCORPORATED
                 1996 DISINTERESTED DIRECTORS STOCK OPTION PLAN

                  There is hereby established a 1996 Disinterested Directors Stock Option Plan (the "Plan"). The Plan provides for the grant to certain directors of Artra of options ("Options") to purchase shares of common stock of the Company ("Common Stock").

                   Purpose: The purpose of the Plan is to provide incentive to directors of the Company who are not employees or officers to receive options or awards which will disqualify them from serving as disinterested persons (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934) in the administration of the Company's stock option plans.

                   The Stock: The aggregate number of shares of Common Stock which may be subject to Options shall not exceed 200,000. Such shares may be either authorized and unissued shares, or treasury shares. If any Option granted under the Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, the corresponding number of unpurchased shares shall again be available for the purposes of the Plan.

                   Type of Options:

                           Options  granted  under the Plan shall be in the form
of non-statutory options.

                   Eligibility:

                           The  Company   will  grant  to  each   director   who
participates in this Plan an Option to purchase a maximum of 10,000 shares of Common Stock if such person first became a director concurrently with or after the adoption of this Plan, and an Option to purchase 2,500 shares of Common Stock on each February 1 thereafter so long as such person on such May 1 continues to serve as a disinterested director in the administration of the Company's stock option plans, and so long as such February 1 is at least six months after the initial date upon which such person became a director.

                   General Terms of Options:

                            Option  Price.  The price  or prices  per  share  of
Common Stock to be sold pursuant to an Option (the "exercise price") shall be the fair market value on the date of grant.

                            Period of Option Vesting.  All  Options  shall  vest
immediately, provided that Optionee must retain ownership of shares acquired upon exercise of an Option until six months has elapsed from the date of grant of the Option.


                            Effect of Termination of Director Status.

                            Each   Optionee  must  exercise  his or  her  Option
within 10 days after such Optionee ceases to be a director of the Company, unless such termination is the result of permanent disability or upon retirement after having attained age 65, in which event such exercise shall be valid if made within one year after such termination. However, if the Optionee should die while a director, the Option shall be exercisable only by the estate of the Optionee or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death of the Optionee, and only within the one-year period next succeeding the death of the Optionee.


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                            Payment for Shares of Common  Stock.  Upon  exercise
of an Option, the Optionee shall make full payment of the Option Price: in cash, with Common Stock of the Company valued at fair market value on date of exercise, but only if held by the Optionee for a period of time sufficient to prevent a pyramid exercise that would create a charge to the Company's earnings, with a full recourse interest bearing promissory note of the Optionee, secured by a pledge of the shares of Common Stock received upon exercise of such Option, and having such other terms and conditions as determined by the Board of Directors or any committee appointed by the Board (each, the "Committee"), by delivering a properly executed exercise notice together with irrevocable instructions to a broker to sell shares acquired upon exercise of the Option and promptly to deliver to the Company a portion of the proceeds thereof equal to the exercise price, or any combination of any of the foregoing.

                            Option  Exercises.  Options  shall be exercised by
submitting to the Company a signed copy of notice of exercise in a form to be supplied by the Company. The exercise of an Option shall be effective on the date on which the Company receives such notice at its principal corporate offices. The Company may cancel such exercise in the event that payment is not effected in full, subject to the terms stated above.

                            Non-Transferability  of Option.  No Option  shall be
transferable by the Optionee or otherwise than by will or by the laws of descent and distribution. During the Optionee's lifetime, such Option shall be exercisable only by such Optionee. Upon an Optionee's death, the Option theretofore granted to the Optionee, to the extent then otherwise exercisable, shall be exercisable only by the estate of the Optionee or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death of the Optionee.

                   Other Plan Terms.

                            Period of Grant of  Options.   No  Option  shall  be
granted  under the Plan after  August 29, 2006.

                            Effect   of   Change   in  Common   Stock.   In  the
event of a reorganization,  recapitalization,  liquidation,  stock split,  stock dividend, combination of shares, merger or consolidation, or the sale, conveyance, lease or other transfer by the Company of all or substantially all of its property, or any change in the corporate structure or shares of common stock of the Company, pursuant to any of which events the then outstanding shares of the common stock are split up or combined or changed into, become exchangeable at the holder's election for, or entitle the holder thereof to other shares of common stock, or in the case of any other transaction described in Section 424(a) of the Code, the number and kind of shares of Common Stock available under the Plan and any outstanding Option (including substitution of shares of common stock of another corporation) and the price of any Option and the fair market value determined under this Plan shall be appropriately adjusted.

                   Optionees not Shareholders. An Optionee or a legal representative thereof shall have none of the rights of a stockholder with respect to shares of Common Stock subject to Options until such shares shall be issued or transferred upon exercise of the Option.

                   Option Agreement. The Company shall effect the grant of Options under the Plan by execution of an instrument consistent with the terms and conditions set forth in this Plan. The execution of such instrument shall be a pre-condition to participation in the Plan.

                   Certain Definitions.

                            Fair Market  Value.   As used in the Plan,  the term
"fair  market  value" shall mean as of any date:

                                     if the Common Stock is not  traded  on any
over-the-counter market or on a national securities exchange, the value determined by the Committee using the best available facts and circumstances,



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                                     if the Common Stock is traded in the  over-
the-counter market, based on most recent closing prices for the Common Stock on the date the calculation thereof shall be made, or if the Common Stock is listed on a national
securities exchange, based on the most recent closing prices for the Common Stock of the Company on such exchange.

                            Subsidiary  and Parent.  The term  "subsidiary"  and
"parent" as used in the Plan shall have the respective meanings set forth in Sections 424(f) and (e) of the Internal Revenue Code.

                   Agreements and Representations of Optionees:

                           As a condition to the exercise of an Option,  unless
counsel to the Company opines that it is not necessary under the Securities Act of 1933, as amended, and the pertinent rules thereunder, as the same are then in effect, the Optionee shall represent in writing that the shares of Common Stock being purchased are being purchased only for investment and without any present intent at the time of the acquisition of such shares of Common Stock to sell or otherwise dispose of the same.

                   Administration of the Plan:

                            The  Plan  shall  be  administered,  to  the  extent
required, by the Committee.

                            Subject to the express  provisions of the Plan,  the
Committee shall have authority to construe the respective option agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Committee on the matters referred to in this section shall be conclusive.

                            The  Committee  may require that any  Option  Shares
issued be legended as necessary to comply with applicable federal and state securities laws.

                   Amendment and Discontinuance of the Plan:

                           The Board of Directors of the Company may at any time
alter, suspend or terminate the Plan, but no change shall be made which will have a material adverse effect upon any Option previously granted, unless the consent of the Optionee is obtained; provided, however, that the Board of Directors may not without further approval of the shareholders: increase the maximum number of shares of Common Stock for which Options may be granted under the Plan or which may be purchased by an individual Optionee; cause shares to be granted at less than fair market value or change such price once a grant has been made; or change the class of persons eligible to receive Options; and provided, further, that Plan provisions referred to in Rule 16b-3(c)(2)(ii)(A) under the Securities Exchange Act of 1934 may in no event be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

                   Other Conditions: If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option granted under the Plan is or may in the circumstances be unlawful under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, and the Company shall not be required to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933 or otherwise with respect to shares of Common Stock or Options under the Plan, and the right to exercise any such Option may be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful.

                  At the time of any grant or exercise of any Option, the Company may, if it shall deem it necessary or desirable for any reason connected with any law or regulation of any governmental authority relative to the regulation of securities, condition the grant and/or exercise of such Option upon the Optionee making certain representations to the Company and the satisfaction of the Company with the correctness of such representations.





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                  Approval;  Effective Date; Governing Law. The Plan was adopted by the Board of Directors on July 8, 1996. This Plan shall be interpreted in accordance with the internal laws of the State of Pennsylvania.

         Approval of the Amendment to approve the adoption of the ARTRA 1996 DISINTERESTED DIRECTORS STOCK OPTION PLAN requires an affirmative vote by the holders of a majority of the stock present in person or represented by proxy and entitled to vote thereon at a meeting of the shareholders (assuming a quorum exists). Management intends to cast properly executed proxies in favor of the establishment of the ARTRA 1996 DISINTERESTED DIRECTORS STOCK OPTION PLAN unless a contrary vote or authority withheld is specified.



















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